Exhibit 4.7

CERTIFICATE OF DESIGNATIONS, PREFERENCES,

AND RELATIVE, PARTICIPATING, OPTIONAL AND

OTHER SPECIAL RIGHTS

OF

9  1/2% CLASS A CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

AFFINIA GROUP HOLDINGS INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

The undersigned, Steven E. Keller, the Secretary of Affinia Group Holdings Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), certifies that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), which authorizes the issuance by the Corporation of up to 200,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151(g) of the DGCL, the Board of Directors on October 30, 2008 duly adopted the following resolutions, which resolutions remain in full force and effect on the date hereof:

“RESOLVED, that pursuant to Paragraph Fourth of the Certificate of Incorporation, (as amended from time to time) of the Corporation, the Board of Directors hereby designates, creates authorizes and provides for the issuance of 9 1/2% Class A Convertible Participating Preferred Stock, par value $0.01 per share, with an initial issue price of $1,000.00 per share, consisting of 150,000 shares on the terms and with the voting powers, designations, preferences, and relative, participating, optional or other special rights and such qualifications, limitations or restrictions set forth herein (in addition to those set forth in the Certificate of Incorporation). Capitalized terms used herein but not defined have the meanings ascribed to them in Section 11 below.

Section 1. Designation and Dividends.

1A. Designation and General Obligation. 150,000 shares of the Preferred Stock of the Corporation are hereby constituted as a class of Preferred Stock, par value $0.01 per share, with a liquidation preference as set forth below, designated as “Class A Convertible Participating Preferred Stock” (the “Class A Preferred”). When and as declared by the Corporation’s Board of Directors and to the extent permitted under the General Corporation Law of the State of Delaware, the Corporation shall pay cumulative preferential dividends to the holders of the Class A Preferred as provided in this Section 1. Dividends on each share of the Class A Preferred (a “Preferred Share”) shall be payable only in kind in additional shares of Class A Preferred (including fractional shares) and not in cash and accrue on a daily basis and shall be compounded semiannually at the rate of 9.5% per annum on the Issue Price plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Preferred Share to and including the first to occur of (i) the date on which the aggregate amount that such holder of Preferred Share is entitled to receive with respect to such Preferred Share is paid to the holder thereof in connection with the liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a “Liquidation Event”) or the redemption of such Preferred Share by the Corporation, (ii) the date on which such Preferred Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such share is otherwise acquired by the Corporation (in each case as adjusted for any redemptions, stock dividends, combinations, splits and the like with respect to such shares). Such dividends shall accrue daily and compound semiannually whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and whether or not such dividends are permitted by the terms of any agreement to which the Corporation is a party, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends may be declared or paid or any sum set apart for the payment of dividends, with respect to any Junior Securities. The date on which the Corporation initially issues any Preferred Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Preferred Share. For purposes of calculating the number of shares of Class A Preferred to be paid as a dividend, such shares shall be valued at the Issue Price. All Shares of Class A Preferred issued under this Section 1 as dividends shall be validly issued and outstanding and fully paid and nonassessable and shall initially have a Conversion Price equal to the Conversion Price of the Class A Preferred at such time. Dividends shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The Corporation shall take actions required or permitted under the General Corporation Law of the State of Delaware to permit the payment of dividends on the Class A Preferred and shall declare and pay such dividends to the extent there are funds legally available therefor. The Corporation shall at all times reserve and keep available out if its authorized and unissued shares of Class A Preferred for the purpose of paying dividends thereon such number of its duly authorized shares of Class A Preferred as shall be sufficient to pay the dividends required to be paid pursuant to this Section 1. The Corporation shall, from time to time, subject to and in accordance with applicable law, increase the authorized shares of Class A Preferred if at any time the number of authorized shares of the Class A Preferred remaining unissued shall not be sufficient to provide for payment of the dividends.

1B. Dividend Reference Dates. To the extent not paid on April 30 and October 31 of each year, beginning April 30, 2008 (the “Dividend Reference Dates”), all dividends which have accrued on each Preferred Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Preferred Share until paid to the holder thereof; provided that dividends on any Preferred Share shall be payable as and when declared by the Corporation’s Board of Directors.

1C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Preferred Shares held by each such holder.

1D. Participating Dividends. In addition to any other dividends accruing or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in additional shares of Common Stock, the Corporation shall also declare and pay to the holders of the Class A Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Class A Preferred had all of the outstanding Class A Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

1E. Treatment of Class A Preferred by the Corporation. The Corporation shall not treat the Class A Preferred (based on its terms) as “preferred stock” as defined in Section 1.305-5(a) of the regulations promulgated under the Internal Revenue Code of 1986, as amended.

Section 2. Liquidation.

2A. Liquidation Preference. Upon any Liquidation Event, each holder of Class A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the Aggregate Preferred Value and (ii) the amount to which such holder would be entitled to receive upon such Liquidation Event if all of such holder’s Class A Preferred Stock were converted into Conversion Stock pursuant to Section 7 immediately prior to such Liquidation Event, and the holders of Class A Preferred shall not be entitled to any further payment. If upon any such Liquidation Event the Corporation’s assets to be distributed among the holders of the Class A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the Aggregate Preferred Value of the Preferred Shares held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such Liquidation Event to each record holder of Class A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Preferred Share and each share of Common Stock in connection with such Liquidation Event.

2B. Transactions Deemed Liquidation. For purposes of this Section 2, each of the following events shall be deemed to be a Liquidation Event within the meaning of this Section 2, and the holders of the shares of Class A Preferred shall be entitled to payment of the liquidation preference described in Section 2A above: (i) any sale, merger, consolidation, recapitalization, reorganization, which results in the stockholders of the Corporation immediately prior to such transaction in the aggregate ceasing to own at least 50% of the voting securities of the surviving or resulting corporation or (ii) the sale or disposition, in one or a series of transactions, of all or substantially all of the assets of the Corporation; provided that, (1) for so long as the OMERS Members continue to beneficially own at least 5,000 Preferred Shares (adjusted for any redemptions, stock split, stock dividend, recapitalization or otherwise), the Cypress Members, with the consent of the OMERS Members, which consent shall not be unreasonably withheld, delayed or denied, may designate any such events not to be Liquidation Events, or (2) after such time as the OMERS Members no longer beneficially own at least 5,000 Preferred Shares (adjusted for any redemptions, stock split, stock dividend, recapitalization or otherwise), the holders of a majority of the Preferred Shares then issued and outstanding, voting together as a single class, may designate such events not to be Liquidation Events.

Section 3. Priority of Class A Preferred on Dividends and Redemptions.

So long as any Class A Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Class A Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Class A Preferred or the Corporation has failed to make any redemption of the Class A Preferred required hereunder; provided, that, absent such prior written consent, the Corporation may, consistent with past practice, acquire, for a purchase price not greater than $2,000,000 for all such acquisitions in the aggregate, Junior Securities (including, without limitation, options to acquire Common Stock) held by any Management Stockholder Entity in connection with rights of first refusal, put rights, call rights, and other similar rights and obligations of the Corporation pursuant to any Management Stockholder Agreement applicable to Junior Securities held by such Management Stockholder Entity.

Section 4. Redemptions.

4A. Scheduled Redemption. On the Scheduled Redemption Date, the Corporation shall redeem all outstanding shares of Class A Preferred at a price per Preferred Share equal to the Aggregate Preferred Value payable (a) in cash or (b) at the option of each holder of Preferred Shares, a combination of cash and shares of Conversion Stock; provided that for purposes of calculating the aggregate value of the shares of Conversion Stock to be issued pursuant to this Section 4A, each such share of Conversion Stock shall be deemed to have a value equal to the Conversion Price.

4B. Optional Redemptions. The Corporation may at any time and from time to time, so long as the Corporation has legally available funds and the Corporation is permitted to do so under the terms and conditions of any agreement or instrument of indebtedness (including, without limitation, the Credit Agreement), redeem all, but not less than all, of the shares of Class A Preferred then outstanding. Upon any such redemption, the Corporation shall pay a price per Preferred Share equal to the greater of (i) the Aggregate Preferred Value and (ii) the aggregate Market Price of the number of shares of Conversion Stock as of the date of such redemption that would be issued if each such Preferred Share was converted into Conversion Stock immediately prior to such redemption.

4C. Redemption Payments. Except as otherwise provided in Section 4B hereof, for each Preferred Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Preferred Share) an amount in immediately available funds equal to the applicable aggregate amount required to be paid hereunder with respect to such Preferred Share. If the funds of the Corporation legally available for redemption of Preferred Shares on any Redemption Date are insufficient to redeem the total number of Preferred Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Preferred Shares pro rata among the holders of the Preferred Shares to be redeemed based upon the Aggregate Preferred Value of all of the Preferred Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Preferred Shares, such funds shall immediately be used to redeem the balance of the Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

4D. Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Preferred Shares to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation’s option, the Corporation shall become obligated to redeem the total number of Preferred Shares specified in such notice, at the time of redemption specified therein. In case fewer than the total number of Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Preferred Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Preferred Shares.

4E. Determination of the Number of Each Holder’s Preferred Shares to be Redeemed. Except as otherwise provided herein, the number of Preferred Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Preferred Shares determined by multiplying the total number of Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Preferred Shares then held by such holder and the denominator of which shall be the total number of Preferred Shares then issued and outstanding.

4F. Dividends After Redemption Date. No Preferred Share shall be entitled to any dividends accruing after the date on which the aggregate amount that the holder of such Preferred Share is entitled to receive with respect to such Preferred Share (including all accrued and unpaid dividends thereon to the extent not canceled) is paid to the holder of such Preferred Share. On such date, all rights of the holder of such Preferred Share shall cease with respect to such Preferred Share, and such Preferred Share shall no longer be deemed to be issued and outstanding.

4G. Redeemed or Otherwise Acquired Preferred Shares. Any Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares, without designation as to series until such shares are once more designated as part of a particular series by the board of directors.

4H. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Class A Preferred, except as expressly authorized herein.

Section 5. Special Repurchase Offer.

(i) If a Change in Control or Bankruptcy Event has occurred or the Corporation obtains knowledge that a Change in Control is proposed to occur, the Corporation shall give prompt written notice describing in reasonable detail the material terms and date of consummation thereof to each holder of Class A Preferred, but in any event such notice shall not be given later than thirty days prior to the occurrence of such Change in Control, and the Corporation shall give each holder of Class A Preferred prompt written notice on any material change in the terms or timing of such transaction. Such notice shall also include an offer to repurchase all, but not less than all, outstanding shares of Class A Preferred at a price per Preferred Share equal to the greater of (a) the Aggregate Preferred Value and (b) the aggregate Market Price of the number of shares of Conversion Stock as of the effective time of such Change in Control or Bankruptcy Event that would be issued if each Preferred Share was converted into Conversion Stock immediately prior to such Change in Control or Bankruptcy Event. Each holder of Class A Preferred may elect to accept such offer by delivering written notice of such election to the Corporation prior to the later of (1) twenty-one days after receipt of the Corporation’s notice of Change in Control or Bankruptcy Event and (2) five days prior to the consummation of the Change in Control or Bankruptcy Event (the “Expiration Date”). If the Corporation does not receive a notice of acceptance from a holder of Preferred Shares on or prior to the Expiration Date, then such holder of Preferred Shares shall be conclusively deemed to have rejected the repurchase offer. The closing of the repurchase of Preferred Shares pursuant to this Section 5 will take place on the date designated by the Corporation which shall be no later than ten days after the Expiration Date. If (x) the funds of the Corporation legally available for repurchase of the Preferred Shares pursuant to this Section 5 are insufficient or (y) the Credit Agreement does not permit the Corporation to repurchase all of the issued and outstanding Preferred Shares at the price each holder of Preferred Shares is entitled to receive pursuant to this Section 5, then (1) the funds which are legally available and permissible under the Credit Agreement shall be used to repurchase the maximum possible number of Preferred Shares pro rata among the holders of the Preferred Shares who accepted the offer pursuant to this Section 5 based upon the aggregate amount each such holder of Preferred Shares is entitled to receive with respect to such holder’s Preferred Shares under this Section 5 and (2) the Corporation shall use its commercially reasonable efforts to repurchase as soon as practicable any remaining outstanding shares of Class A Preferred with respect to which the holders thereof have accepted such repurchase offer until all such shares of Class A Preferred have been repurchased. If any proposed Change in Control does not occur, the repurchase offer set forth in this Section 5 shall be automatically rescinded, or if there has been a material change in the terms or the timing of a proposed Change in Control transaction, any holder of Class A Preferred may rescind such holder’s acceptance of such repurchase offer by giving written notice of such rescission to the Corporation.

(ii) The term “Change in Control” means the occurrence of any of the following events (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (as may be amended, or any successor thereto, the “Act”)) other than the Cypress Members, (ii) any person or group, other than the Cypress Members, is or becomes a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Corporation, including by way of merger, consolidation or otherwise and the Cypress Members do not have the power (by contract or otherwise) to appoint a majority of the members of the Corporation’s board of directors, or (iii) any person or group, other than the Cypress Members, is or becomes the “beneficial owner”, directly or indirectly, of more than 20% of the total voting power of the voting stock of the Corporation directly or indirectly, such person or group acquires more voting power in the Corporation than the Cypress Members combined (including voting power held by contract) and the Cypress Members do not have the power (by contract or otherwise) to appoint a majority of the members of the Corporation’s board of directors.

(iii) The term “Bankruptcy Event” means the commencement of any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Corporation shall make a general assignment for the benefit of its creditors.

Section 6. Voting Rights.

6A. The holders of the Class A Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and the holders of the Class A Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each share of Class A Preferred entitled to one vote for each share of Conversion Stock issuable upon conversion of the Class A Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote.

6B. The issuance by the Corporation of any capital stock or equity securities ranking senior to or pari passu with the Class A Preferred or any security that is convertible or exercisable into any equity securities ranking senior to or pari passu with the Class A Preferred shall require the prior consent of (i) for so long as the OMERS Members each continue to beneficially own at least 5,000 Preferred Shares (adjusted for any redemptions, stock split, stock dividend, recapitalization or otherwise), the Cypress Members, with the consent of the OMERS Members, which consent of the OMERS Members shall not be unreasonably withheld, delayed or denied, or (ii) after such time as the OMERS

Members no longer beneficially own at least 5,000 Preferred Shares (adjusted for any redemptions, stock split, stock dividend, recapitalization or otherwise), the holders of a majority of the aggregate issued and outstanding Preferred Shares voting together as a single class.

6C. The issuance by the Corporation of any debt instrument convertible or exercisable into equity of the Corporation shall require the prior consent of (i) for so long as the OMERS Members each continue to beneficially own at least 5,000 Preferred Shares (adjusted for any redemptions, stock split, stock dividend, recapitalization or otherwise), the Cypress Members, with the consent of the OMERS Members, which consent of the OMERS Members shall not be unreasonably withheld, delayed or denied, or (ii) after such time as the OMERS Members no longer beneficially own at least 5,000 Preferred Shares (adjusted for any redemptions, stock split, stock dividend, recapitalization or otherwise), the holders of two-thirds (2/3) of the aggregate issued and outstanding Preferred Shares voting together as a single class.

Section 7. Conversion.

7A. Conversion Procedure.

(i) At any time and from time to time, any holder of Class A Preferred may convert all or any portion of the Class A Preferred (including any fraction of a Preferred Share) held by such holder into a number of shares of Conversion Stock computed by dividing (1) the sum of (A) the product of the number of Preferred Shares to be converted multiplied by the Issue Price plus (B) the accrued and unpaid dividends thereon by (2) the Conversion Price then in effect. Notwithstanding the foregoing but subject to the immediately following sentence, each holder of Class A Preferred may exercise its right to convert its shares of Class A Preferred no more than three times in the aggregate and each such conversion shall be for at least a number of Preferred Shares equal to one-third (1/3) of the number of Preferred Shares initially held by such holder (the “Conversion Threshold”); provided that if (1) the number of Preferred Shares held by a holder at the time such holder elects to convert Preferred Shares is less than the Conversion Threshold, (2) the aggregate Issue Price of the all of the Preferred Shares held by such holder (including any accrued and unpaid dividends thereon) is less than $2,000,000, or (3) such election is the third such election made by such holder, then, in each case, such conversion shall be for all such remaining Preferred Shares then held by such holder. The immediately foregoing sentence shall not apply to any conversion of Preferred Shares made by a holder thereof in connection with any conversion of Preferred Shares into Conversion Stock pursuant to a Public Offering or an exercise of tag-along rights or bring-along rights pursuant to Section 2 of the Stockholders Agreement.

(ii) Except as otherwise provided herein, each conversion of Class A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Class A Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Preferred Shares converted as a holder of Class A Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii) The conversion rights of any Preferred Share subject to redemption hereunder shall terminate on the Redemption Date for such Preferred Share unless the Corporation has failed to pay to the holder thereof the applicable aggregate amount such holder is entitled to be paid hereunder with respect to such Preferred Share (including all accrued and unpaid dividends thereon).

(iv) Notwithstanding any other provision hereof, if a conversion of Class A Preferred is to be made in connection with a Public Offering, a Change in Control or other transaction affecting the Corporation, the conversion of any Preferred Shares may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(v) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subsections (a) and (c) below), the Corporation shall deliver to the converting holder:

(a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified (including, without limitation, any fractional shares of Conversion Stock); and

(b) a certificate representing any shares of Class A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted (including, without limitation, any fractional shares of Class A Preferred).

(vi) The issuance of certificates for shares of Conversion Stock upon conversion of Class A Preferred shall be made without charge to the holders of such Preferred Shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Class A Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(vii) The Corporation shall not close its books against the transfer of Class A Preferred or of Conversion Stock issued or issuable upon conversion of Class A Preferred in any manner which interferes with the timely conversion of the Class A Preferred. The Corporation shall assist and cooperate with any holder of Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Preferred Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Class A Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Class A Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class A Preferred.

(ix) Fractional shares or securities representing fractional shares of Common Stock may be issued upon conversion of the shares of Class A Preferred.

7B. Conversion Price.

(i) The initial Conversion Price shall be $100.00. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 7B and Sections 7C, 7D and 7E.

(ii) If and whenever on or after the original date of issuance of the Class A Preferred the Corporation issues or sells, or in accordance with Section 7C is deemed to have issued or sold, any shares of its Common Stock for no consideration or a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(iii) Notwithstanding the foregoing, there shall be no adjustment to the Conversion Price as a result of (a) any issue or sale (or deemed issue or sale) of Common Stock or Options to employees, directors, consultants or vendors of the Corporation and its Subsidiaries pursuant to stock option plans and stock ownership plans approved by the Corporation’s Board of Directors, (b) any issue or sale (or deemed issue or sale) of Common Stock or Options in connection with a transaction or series of transactions approved by (1) for so long as the OMERS Members continue to beneficially own at least 5,000 Preferred Shares (adjusted for any redemptions, stock split, stock dividend, recapitalization or otherwise), the Cypress Members, with the consent of the OMERS Members, which consent of the OMERS Members shall not be unreasonably withheld, delayed or denied, or (2) after such time as the OMERS Members no longer beneficially own at least 5,000 Preferred Shares (adjusted for any redemptions, stock split, stock dividend, recapitalization or otherwise), the holders of at least two-thirds (2/3) of the aggregate issued and outstanding Preferred Shares voting together as a single class, or (c) any issue or sale of Common Stock in connection with an underwritten Public Offering.

7C. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 7B, the following shall be applicable:

(i) Issuance of Rights or Options. Except as provided under Section 7B above, if the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Section, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7C, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Class A Preferred are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this Section 7C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Class A Preferred shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Class A Preferred.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the

Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be determined jointly by the Corporation and the holders of a majority of the outstanding Class A Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration (acting in its capacity as an expert, not an arbitrator) jointly selected by the Corporation and the holders of a majority of the outstanding Class A Preferred. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued without consideration for purposes of this Section 7C.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ix) Tax Adjustment. Anything in this Section 7C notwithstanding, the Corporation may, but shall not be required to, make such downward adjustments to the Conversion Price, in addition to those required by this Section 7C, to the extent that the Corporation, in its sole discretion, determines that such adjustments may prevent any event from being treated for U.S. federal income tax purposes as a taxable distribution to the holders of Common Stock.

7D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Issue Price and the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

7E. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class A Preferred then outstanding) to insure that the Class A Preferred shall not be canceled or retired as a result of such Organic Change and each of the holders of the Class A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Class A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Class A Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class A Preferred then outstanding) to insure that the provisions of this Section 7 and Section 8 hereof shall thereafter be applicable to the Class A Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Class A Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Class A Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

7F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Class A Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 7 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Class A Preferred.

7G. Notices.

(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Class A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Class A Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change or Liquidation Event.

(iii) The Corporation shall also give written notice to the holders of Class A Preferred at least 20 days prior to the date on which any Organic Change shall take place.

Section 8. Purchase Rights.

If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Class A Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Class A Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 9. Transfer

9A. Transfer.

The Corporation shall keep at its principal office a register for the registration of Class A Preferred. Upon the surrender of any certificate representing Class A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Class A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Class A Preferred represented by the surrendered certificate.

9B. Transfer Restrictions.

The Class A Preferred shall be subject to the restrictions on transfer set forth in Section 2.1 of the Stockholders Agreement, and shall be subject to the exceptions to such restrictions set forth in Section 2.2 of the Stockholders Agreement; provided that any Preferred Shares held by a Management Stockholder Entity may not be transferred except upon conversion of such Preferred Shares into Conversion Stock and, upon such conversion, shall be subject to the rights and obligations associated with “Common Stock” as such term is defined in the Management Stockholders Agreement applicable to such Management Stockholder Entity. Each certificate representing Class A Preferred shares shall be endorsed with a legend substantially in the form set forth in Section 7.1 of the Stockholders Agreement. Notwithstanding the foregoing, the Class A Preferred may not be transferred, except in compliance with applicable laws and the provisions of the Stockholders Agreement.

Section 10. Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Class A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution, investment fund or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Class A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 11. Definitions.

“Aggregate Preferred Value” means, with respect to any holder of Preferred Shares as of any particular date, the product of (i) the product of (x) the Issue Price multiplied by (y) (A) on or before December 31, 2009, 1.5, and (B) after December 31, 2009, 2, multiplied by (ii) the sum of (x) all Preferred Shares held by such holder plus (y) the number of additional Preferred Shares that would be issued if all accrued and unpaid dividends thereon were paid in kind in additional Preferred Shares.

“Change in Control” has the meaning set forth in Section 5(ii) hereof.

“Common Stock” means the Corporation’s Common Stock, par value $0.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation Event.

“Common Stock Deemed Outstanding” means, at any given time, the sum of (x) the number of shares of Common Stock actually outstanding at such time, plus (y) the number of shares of Common Stock deemed to be outstanding pursuant to subsections 7C(i) and 7C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Class A Preferred, and plus the number of shares of Common Stock issuable at such time upon the exercise of all then outstanding Options or Convertible Securities (other than the Class A Preferred).

“Conversion Stock” means shares of the Common Stock, provided that if there is a change such that the securities issuable upon conversion of the Class A Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Class A Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Credit Agreement” means the Credit Agreement, dated as of November 30, 2004, among Affinia Group Intermediate Holdings Inc., Affinia Group Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston, as Co-Syndication Agents, and Deutsche Bank AG, Cayman Islands Branch and UBS Securities LLC, as Co-Documentation Agents, as such agreement may from time to time be amended, increased or extended in accordance with its terms.

“Cypress Members” shall have the meaning set ascribed to such term in the Stockholders Agreement.

“Issue Price” means, with respect to each Preferred Share, $1,000.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Class A Preferred or any other class or series of the Corporation’s capital stock which is senior to or pari passu with the Class A Preferred with respect to preference and priority on dividends, redemptions and liquidations as permitted by the terms of the Class A Preferred hereunder or approved by a vote of the holders of the Class A Preferred as provided hereunder.

“Management Stockholder Agreement” means any Management Stockholder Agreement, Director Stockholder Agreement or similar arrangement between the Corporation and any of its current or former directors and officers, as may be amended from time to time.

“Management Stockholder Entity” shall have the meaning set forth in the Management Stockholder Agreement applicable to such Management Stockholder Entity or, if the Management Stockholder Agreement is a Director Stockholder Agreement, shall mean a Director Stockholder Entity as such term is defined in the Director Stockholder Agreement applicable to such Management Stockholder Entity.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed or admitted for trading in any national securities exchange, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value (without regard to the illiquidity of such security or the fact that such security may represent a minority interest) determined by an independent, nationally recognized valuation or investment banking firm experienced in valuing securities (acting in its capacity as an expert, not an arbitrator) selected by the Board of Directors of the Corporation in consultation with the holders of a majority of the Series A Preferred at the time of such selection. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“OMERS Members” shall have the meaning ascribed to such term in the Stockholders Agreement.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force, resulting in shares of the Corporation’s Conversion Stock becoming listed on a nationally or internationally recognized stock exchange; provided that for purposes of Section 7G hereof, a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

“Redemption Date” as to any Preferred Share means the date specified in the notice of any redemption at the Corporation’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the aggregate amount that the holder of such Preferred Share is entitled to receive with respect to such Preferred Share (including all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Scheduled Redemption Date” means the later of (i) October 31, 2013, and (ii) the six month anniversary of the date on which (a) the Credit Agreement has been amended, modified or supplemented to specifically provide for the redemption or repurchase of the Class A Preferred by the Corporation pursuant to the terms hereof or (b) each of the following shall have occurred: (A) the Credit Agreement is terminated, (B) all obligations thereunder (other than contingent obligations that survive the termination of the Credit Agreement) have been satisfied and repaid in full and (C) lenders thereunder have no commitment to lend money or otherwise extend credit thereunder, in each case, whether in connection with a repayment, a refinancing or otherwise. The Corporation shall use its reasonable best efforts to cause the Scheduled Redemption Date to occur no later than October 31, 2013.

“Stockholders Agreement” means the Stockholders Agreement, dated as of November 30, 2004, among the Corporation and the various holders of the Common Stock signatory thereto, as such agreement may from time to time be amended in accordance with its terms.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

Section 12. Amendment and Waiver.

No amendment, modification, alteration, repeal or waiver of any provision of Sections I to 13 hereof (including, without limitation, any such shall amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Class A Preferred that would result from the merger, consolidation or other transaction of the Corporation with another corporation or entity) be binding or effective without the prior written consent of (i) for so long as the OMERS Members continue to beneficially own at least 5,000 Preferred Shares (adjusted for any redemptions, stock split, stock dividend, recapitalization or otherwise), the Cypress Members, with the consent of the OMERS Members, which consent of the OMERS Members shall not be unreasonably withheld, delayed or denied, or (ii) after such time as the OMERS Members no longer beneficially own at least 5,000 Preferred Shares (adjusted for any redemptions, stock split, stock dividend, recapitalization or otherwise), the holders of a majority of the aggregate issued and outstanding Preferred Shares at the time such action is taken voting together as a single class.

Section 13. Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Steven E. Keller, its Secretary, this 30th day of October, 2008.

AFFINIA GROUP HOLDINGS INC.

By:	/s/ Steven E. Keller
Name:	Steven E. Keller
Title:	Secretary

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